Exhibit 4.51

Federal Supervisory Service for Communications

Addendum No. 2

to License No. 30267  (Account Series A 030169)

dated December 30, 2003

The line “ Start of services’ rendering (not later than)” on the title page shall be revised to read as follows: “December 30, 2005”

Deputy Manager,
Federal Supervisory Service for Communications	S. A. Malyanov

26.04.2005